How We’re Responding to the COVID-19 Crisis

By Verisign

As people around the world gather online to address the global challenges posed by COVID-19, we want to share some of the steps we have taken so far to support the communities we serve, while keeping our critical internet infrastructure running smoothly.

Protecting Our People

In late January, Verisign established a task force to monitor the COVID-19 outbreak. The task force proposed actions to protect our people, which resulted in a number of changes, including restricting travel in February, quarantine and isolation when warranted, modifying our sick leave policy and directing the vast majority of our employees to work from home starting on March 11th. We also introduced new cleaning and health safety protocols to protect those employees who must remain on site supporting key infrastructure operations functions. While we are grateful that there have been no COVID-19 cases reported within Verisign’s global workforce, the company continues to monitor the situation closely and is taking active steps to protect employees.

Managing Our Operations

While the issues posed by COVID-19 are unprecedented, they fall within our standard preparation for disruption caused by local, regional and global events. The company’s readiness plans, which are routinely exercised, include the ability to maintain critical internet infrastructure with most employees working remotely. Verisign maintains multiple redundant operations centers, as well as hundreds of service locations distributed worldwide across six continents. Verisign’s diverse domain name system (DNS) infrastructure is not dependent on a single type of technology, vendor, or power source at a given location, and Verisign technical teams across the globe are able to perform key functions from multiple locations. We are prepared to continue to operate all of our services, including registry services for .com and .net and our root operations at the rigorous standards of performance governed by ICANN, even in the demanding environment created by COVID-19.

Helping Our Communities

Verisign and its employees operate in many communities around the world, with most of our employees living near our headquarters in Reston, Virginia. Today we are announcing, effective immediately, an initial $2 million donation to first responders and medical personnel in the Northern Virginia area, the United Way’s COVID-19 relief efforts, and the Semper Fi & America’s Fund1. In addition, effective immediately, Verisign is doubling the company’s funding to its matching program for employee giving, so more employee donations to support COVID-19 response will be matched by Verisign.

Helping Small Business Through Our Retail Partners

Verisign partners with registrars for some of its services, including the registration and renewal of domain names. In order to support individuals and small businesses affected by this crisis, Verisign will freeze registry prices for all of our Top-Level Domains (TLDs), including .com and .net, through the end of 2020. In addition, we will soon deploy a program, available to all retail registrars, to provide support and assistance for domain name registrants whose domain names will be expiring in the coming months. Verisign does not have direct relationships with domain name registrants, but we are confident that this program can be delivered through Verisign’s registrar partners to support registrants who are affected by the COVID-19 crisis.

1The fund provides support to wounded military and their families. With the outbreak of COVID-19 the fund is supporting military communities with immediate life essential needs that service members and families may have to include gift cards for food and grants to cover immediate needs.